SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

SAGENT TECHNOLOGY, INC.

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Filed by Sagent Technology, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Sagent Technology, Inc.

Commission File No.: 000-25315

The following is the text of a joint press release issued by Group 1 Software, Inc. and Sagent Technology, Inc. on April 16, 2003:

FOR IMMEDIATE RELEASE	April 16, 2003

GROUP 1 SOFTWARE AND SAGENT TECHNOLOGY, INC.

ANNOUNCE ASSET PURCHASE AGREEMENT

Lanham, MD and Mountain View, CA—Group 1 Software (Nasdaq: GSOF) and Sagent Technology, Inc. (Nasdaq: SGNT) today announced that they have entered into an agreement under which Group 1 will acquire the key assets of Sagent for up to $17 million, payable in cash and debt forgiveness. Concurrent with the signing of the purchase agreement, Group 1 provided Sagent with $5 million in bridge financing, secured by all of Sagent’s assets. Under the terms of the bridge financing, Group 1 has agreed to lend Sagent an additional $2 million upon approval of the purchase agreement by Group 1’s board of directors.

The Sagent acquisition will add significant enterprise information integration and customer data integration technologies to Group 1’s core data quality and data enrichment solutions. Group 1 will add to its product offerings Sagent’s extract, transformation and load (ETL) technology, which is planned to be marketed as a stand-alone offering and integrated with Group 1’s data quality solutions. Additionally, Group 1’s geospatial analysis capabilities will be enhanced with the technology of Sagent’s Centrus division.

“The acquisition will enable Group 1 to provide an even more comprehensive array of data quality, integration and enrichment technologies that support enterprise operating systems, such as customer relationship management (CRM) and enterprise resource planning (ERP) systems,” said Bob Bowen, CEO of Group 1 Software. “Furthermore, Sagent has sales and distribution operations in twenty countries worldwide, which can enable Group 1 to gain additional product distribution capabilities in a number of growing markets including Japan, China, South Africa, and others.”

“We are very excited about the Sagent transaction, which will provide us with advanced and powerful technology to complement our own, plus a number of highly talented individuals and an enhanced global presence,” continued Mr. Bowen. “Both Group 1 and Sagent help businesses harness the power of their most strategic competitive asset – customer information. We intend to utilize Group 1’s strengths to build on the base of more than 1,500 global customers that have turned to Sagent to transform their corporate data into actionable information.”

“I am pleased to have found such a great fit for Sagent’s technology and customers,” said Andre Boisvert, Sagent’s Chairman and CEO. “With over 2,000 customers worldwide, powerful technology of its own and a stellar management team, Group 1 will be able to maximize and enhance Sagent’s technology to further meet the needs of both companies’ customers and the marketplace.”

“The combined resources of Group 1 Software and Sagent bring together data quality, geospatial analysis and data integration technologies,” said Henry Morris, vice president, applications and information access at IDC. “Sagent’s technology offers the ability to integrate multiple sources of customer information with precise handling of geospatial data, extending the capabilities of Group 1 Software’s data quality offerings and enhancing the value of a business’s customer information. This acquisition also delivers improved reporting functionality, enabling businesses to receive critical feedback on their enterprise data quality processes.”

The closing of the transaction is subject to satisfactory completion by Group 1 of its due diligence review, approval by Group 1’s board of directors, and customary closing conditions, including approval by Sagent’s stockholders. The $17 million purchase price will paid through the cancellation of the bridge loans referred to above, with the remainder paid in cash. The purchase price is subject to reduction based on changes in the value of the acquired assets and assumed liabilities prior to closing. Subject to the approval of its stockholders, Sagent intends to wind up its business in accordance with applicable law following the closing of the asset sale, and thereafter effect a complete liquidation and dissolution.

About Group 1

Group 1 Software (Nasdaq: GSOF) is a leading provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications. Group 1’s software systems and services enable over 2,000 customers worldwide to market smarter by helping them find, reach and keep customers. Founded in 1982 and headquartered in Lanham, Maryland, Group 1’s solutions are utilized by leaders in the financial services, banking, retail, telecommunications, utilities, e-commerce, and insurance industries. The company’s customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company’s web site at http://www.g1.com.

About Sagent

Sagent’s patented technology fundamentally changes the way that data warehouses are built and accessed. Sagent’s unique data flow server enables business users to easily extend the structure of a data warehouse with new analytics that support immediate business needs. This technology is at the core of Sagent’s ETL, EII and business intelligence solutions, as well as multiple partner solutions that address the needs of specific vertical and functional application areas. Sagent has more than 1,500 customers worldwide, including: AT&T, Boeing Employees Credit Union, BP Amoco, Carrefour, Citibank, Diageo, Heineken, Kawasaki, Kemper National Insurance, La Poste, NTT-DoCoMo, Siemens, and Singapore Telecom. Key partners include Advent Software, Cap Gemini Ernst & Young, HAHT Commerce, Hyperion, Microsoft, Satyam, Sun Microsystems, and Unisys. Sagent is headquartered in Mountain View, California. For more information about Sagent, please visit www.sagent.com.

Additional Information

In connection with the transaction, Sagent will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). Stockholders of Sagent are urged to read the proxy statement any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders can obtain free copies of the proxy statement and other relevant documents when they become available by contacting Sagent Technology, Inc., 800 West El Camino Real Suite 300, Mountain View, CA 94040. In addition, documents filed with the SEC by Sagent will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Sagent in connection with the transaction, and their direct and indirect interests, by security holding or otherwise, in the solicitation, will be set forth in a proxy statement that will be filed by Sagent with the SEC.

Forward Looking Statements

Except for the historical information contained in this release, statements contained in this release may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to the potential effects of closing the proposed transaction including growth in customer base; the addition of Sagent’s technologies, integrating Sagent’s technology; improved product functionality; providing a more comprehensive array of technologies and other forward looking statements.

These statements are neither promises or guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth or reflected in the forward looking statements, including, without limitation, the risk that the transaction may not be consummated in a timely manner, on the current terms, or at all. Such risks and uncertainties also include those identified in the periodic filings with the SEC of Group 1 and Sagent. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. Neither Group 1 nor Sagent undertakes any obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. Group 1 Software is a registered trademark of Group 1 Software, Inc. Sagent Technology is a registered trademark of Sagent Technology, Inc. All other brand names, trademarks and registered trademarks are the property of their respective owners.

Group 1 Contacts:

Media Contact	Investor Contacts
David Peikin Group 1 Software, Inc. 301.918.0818 pr@g1.com	Mark Funston Group 1 Software, Inc. 301-918-0381 mark_funston@g1.com	Charles Messman MKR Group 626-395-9500 cmessman_@mkr-group.com

Sagent Contact:

Patty Szoka

Sagent Technology, Inc.

650-815-3258

pszoka@sagent.com